December 19, 2012

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: Santa Fe Petroleum, Inc.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated December 19, 2012, of Santa Fe Petroleum, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as they relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

Rothstein Kass